Registration No. 333-257237
As filed with the Securities Exchange Commission on March 24, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIGHTNING eMOTORS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-4605714
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

815 14th Street SW, Suite A100
Loveland, Colorado 80537
(800) 223-0740
(Address, including zip code, and telephone number, of registrant’s principal executive offices)

Timothy Reeser
Chief Executive Officer
Lightning eMotors, Inc.
815 14th Street SW, Suite A100
Loveland, Colorado 80537
(800) 223-0740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Wolfel
Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202
(904) 359-2000

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Our original registration statement (the “Registration Statement”) on Form S-1 (File No. 333-257237) was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 21, 2021 and was declared effective on July 6, 2021. This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 is being filed to convert the Registration Statement into a Registration Statement on Form S-3 and contains an updated prospectus relating to the offering and sale of the shares of our common stock and warrants remaining available for issuance under the Registration Statement. This Post-Effective Amendment No. 2 to the Registration Statement amends and restates the information contained in the Registration Statement under the headings contained herein and is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 13, 2023, and to update certain other information in the registration statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement on June 21, 2021.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 24, 2023

PROSPECTUS

93,288,385 Shares of Common Stock
9,365,749 Warrants to Purchase Common Stock
The Selling Securityholders named in this prospectus may offer and sell from time to time up to 93,288,385 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 9,365,749 shares of common stock, consisting of:

•up to 4,985,000 shares of common stock (the “Sponsor Shares”) issued in private placements to GigAcquisitions3, LLC (the “Sponsor”);
•up to 243,479 shares of common stock (the “Underwriter Shares”) included in units issued in private placements (the “Underwriter Private Placement Units”) to Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group LLC (“Odeon” and, together with Oppenheimer and Nomura, the “Underwriters”) immediately prior to our initial public offering of May 13, 2020;
•up to 650,000 shares of common stock (the “Private Placement Shares”) included in units issued in a private placement (the “Sponsor Private Placement Units”) to the Sponsor immediately prior to our initial public offering of May 13, 2020;
•up to 15,000 shares of common stock (the “Insider Shares”) issued in private placements on May 13, 2020 to certain insiders, solely in consideration of future services;
•up to 37,991,035 shares of common stock (the “Closing Shares”), issued to the holders of capital stock of Lightning Systems, Inc. in connection with the consummation of our business combination with Lightning Systems, Inc. on May 6, 2021 (the “Business Combination”)
•up to 2,500,000 shares of common stock (the “PIPE Shares”) issued to BP Technology Ventures, Inc. (the “PIPE Investor”);
•up to 13,842,518 shares of common stock (the “Earnout Shares”), which the former holders of capital stock of Lightning Systems, Inc. have the contingent right to receive upon our stock achieving certain trading price milestones on or prior to May 6, 2026;
•up to 670,108 warrants to purchase shares of common stock included in the Sponsor Private Placement Units and the Underwriter Private Placement Units issued to the Sponsor and the Underwriters (the “Placement Warrants”) in the private placements that occurred on May 13, 2020;
•up to 670,108 shares of common stock that are issuable by us upon exercise of the Placement Warrants;
•up to 8,695,634 shares of common stock (the “Note Shares”) that are issuable upon conversion of our 7.50% convertible senior notes due 2024 held by certain investors (the “Note Investors”);
•up to 8,695,641 warrants to purchase shares of common stock issued to the Note Investors (the “Convertible Note Warrants”); and
•up to 8,695,641 shares of common stock that are issuable by us upon exercise of the Convertible Note Warrants.
In addition, this prospectus relates to the offer and sale of up to 14,999,970 shares of common stock that are issuable by us upon the exercise of outstanding warrants that were previously registered (the “Public Warrants”).

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or warrants. See “Plan of Distribution” beginning on page 16 of this prospectus.
Our common stock and warrants are listed on the New York Stock Exchange, or the NYSE, under the symbol “ZEV” and “ZEV.WS,” respectively. On March 22, 2023, the closing sale price per share of our common stock and warrants was $0.2636 and $0.0333, respectively.
As of March 22, 2023, the aggregate market value of our outstanding common equity held by non-affiliates, or the public float, was $88,832,000, which was calculated based on 113,048,953 shares of our outstanding common stock, of which 25,096,207 shares were held by non-affiliates, and a per share price of $1.01, the closing price of our stock on February 2, 2023.
We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and are subject to scaled disclosure provisions relating to public company reporting requirements.
Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 4 of this prospectus and in the applicable prospectus supplement, and in any other document incorporated by reference herein or therein, for factors you should consider before buying any of our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  , 2023.

TABLE OF CONTENTS
PROSPECTUS

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC under which the Selling Securityholders may, from time to time, offer and sell, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the registration statement to sell shares of common stock or warrants, in each case up to the amounts set forth in the section entitled “Selling Securityholders”, from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock and/or warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus, together with the information described under the headings “Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”
All references in this prospectus to “Lightning eMotors,” the “Company,” “we,” “us,” “our,” or similar references refer to Lightning eMotors, Inc. and our consolidated subsidiary, except where the context otherwise requires or as otherwise indicated.
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PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus and any applicable prospectus supplement carefully, including the sections of this prospectus entitled “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, the section entitled “Risk Factors” in our most recent annual report on Form 10-K incorporated by reference herein (together with any material changes thereto contained in subsequently filed quarterly reports on Form 10-Q, current reports on Form 8-K or other documents that we file with the Securities and Exchange Commission, which are incorporated herein by reference as described under the heading “Where You Can Find Additional Information”), our consolidated financial statements and the related notes incorporated by reference in this prospectus and all other information included or incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company,” “Lightning eMotors” “we,” “our,” “us” or similar terms mean Lightning eMotors, Inc. and our consolidated subsidiary.
Lightning eMotors Overview
We are a leading designer and manufacturer of zero-emission commercial trucks and buses and charging infrastructure solutions for fleets, large enterprises, original equipment manufacturers, and governments. Our product offerings range from cargo vans, transit and shuttle buses, school buses, specialty work trucks, ambulances and electric powertrains for school buses, transit buses and motorcoaches. Our product solutions help our customers reduce their greenhouse gas emissions, lower operating costs and improve energy efficiency.
During 2022, we produced 381 units consisting of zero-emission vehicles, or ZEVs, and separately sold zero-emission powertrains, of which 11 units are for our internal use. During 2022, we sold 227 units compared to the sale of 146 units in 2021, an increase of 55%. To date, all of the ZEVs we have sold are fully certified through executive orders issued by the California Air Resource Board, or CARB, the agency that certifies a vehicle as compliant with all emissions related requirements in California. We currently maintain ten executive orders for our ZEVs, and most recently received one for our 2022 ZEV4TM. As of February 28, 2023, we had over 450 vehicles on the road with over 3.7 million miles driven.
We started in 2008 as a manufacturer of hybrid systems for commercial vehicles. In 2017, we redirected our efforts to focus exclusively on the market opportunity in ZEVs. We successfully and quickly adapted to developing ZEVs by leveraging nearly 10 years of extensive knowledge and production infrastructure for the hybrid systems. Our 14-year track-record of research and development, significant customer engagement and validation, and focus on building highly customized vehicles has allowed us to create an electric solution that we believe remains ahead of the competition in terms of technology, reliability, and versatility. We combine internally-developed, optimized modular software, which can be used in multiple platforms and applications, with hardware designs that allows us to address a diverse range of opportunities in the markets in which we operate in a cost-effective manner. Our flexible approach provides a significant time-to-market advantage. We believe we are the only full-range manufacturer of Class 3 to 7 ZEVs in the United States providing end-to-end electrification solutions including advanced analytics software and mobile charging solutions to our customers.
Corporate Information
We were incorporated in Delaware on February 3, 2020 as a blank check company under the name GigCapital3, Inc. Our principal executive offices are located at 815 14th Street SW, Suite A100, Loveland, Colorado 80537, and our telephone number is 1-800-223-0740. Our corporate website address is www.lightningemotors.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
On May 6, 2021, GigCapital3, Inc. consummated a merger and other transactions pursuant to the Business Combination Agreement, dated December 10, 2020, by and among Project Power Merger Sub, Inc. (a wholly-owned subsidiary of GigCaptial3, Inc.) and Lightning Systems. In connection with the closing of the business combination, we changed our name from GigCapital3, Inc. to Lightning eMotors, Inc.

The Offering
The Selling Securityholders named in this prospectus are offering on a resale basis a total of 93,288,385 shares of our common stock, par value $0.0001 per shares, and warrants to purchase up to 9,365,749 shares of common stock.

Securities offered by the Selling Securityholders
•up to 4,985,000 shares of common stock (the “Sponsor Shares”) issued in private placements to GigAcquisitions3, LLC (the “Sponsor”);
•up to 243,479 shares of common stock (the “Underwriter Shares”) included in units issued in private placements (the “Underwriter Private Placement Units”) to Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group LLC (“Odeon” and, together with Oppenheimer and Nomura, the “Underwriters”) immediately prior to our initial public offering of May 13, 2020;
•up to 650,000 shares of common stock (the “Private Placement Shares”) included in units issued in a private placement (the “Sponsor Private Placement Units”) to the Sponsor immediately prior to our initial public offering of May 13, 2020;
•up to 15,000 shares of common stock (the “Insider Shares”) issued in private placements on May 13, 2020 to certain insiders, solely in consideration of future services;
•up to 37,991,035 shares of common stock (the “Closing Shares”), issued to the holders of capital stock of Lightning Systems, Inc. in connection with the consummation of our business combination with Lightning Systems, Inc. on May 6, 2021 (the “Business Combination”)
•up to 2,500,000 shares of common stock (the “PIPE Shares”) issued to BP Technology Ventures, Inc. (the “PIPE Investor”);
•up to 13,842,518 shares of common stock (the “Earnout Shares”), which the former holders of capital stock of Lightning Systems, Inc. have the contingent right to receive upon our stock achieving certain trading price milestones on or prior to May 6, 2026;
•up to 670,108 warrants to purchase shares of common stock included in the Sponsor Private Placement Units and the Underwriter Private Placement Units issued to the Sponsor and the Underwriters (the “Placement Warrants”) in the private placements that occurred on May 13, 2020;
•up to 670,108 shares of common stock that are issuable by us upon exercise of the Placement Warrants;
•up to 8,695,634 shares of common stock (the “Note Shares”) that are issuable upon conversion of our 7.50% convertible senior notes due 2024 held by certain investors (the “Note Investors”);
•up to 8,695,641 warrants to purchase shares of common stock issued to the Note Investors (the “Convertible Note Warrants”); and
•up to 8,695,641 shares of common stock that are issuable by us upon exercise of the Convertible Note Warrants. In addition, this prospectus relates to the offer and sale of up to 14,999,970 shares of common stock that are issuable by us upon the exercise of outstanding warrants that were previously registered (the “Public Warrants”).

Shares outstanding before the Offering	113,048,953 shares of common stock, as of March 22, 2023

Shares outstanding after the Offering	159,952,831 shares of common stock (assuming the exercise for cash of warrants to purchase 24,365,719 shares of common stock, the conversion of Convertible Notes into up to 8,695,641 shares of common stock and the issuance of up to 13,842,518 Earnout Shares to Selling Securityholders)

Use of proceeds
We will not receive any of the proceeds from the sale of the warrants or shares of common stock by the Selling Securityholders except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds” on page 6 of this prospectus.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus.

NYSE listing	Our common stock is listed on the New York Stock Exchange under the symbol “ZEV”. Our warrants are listed on the NYSE under the symbol "ZEV.WS."

RISK FACTORS
Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks, uncertainties and other factors described in our most recent annual report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement.
If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus include, but are not limited to, statements regarding disclosure concerning our operations, cash flows, financial position and dividend policy. These forward-looking statements include, but are not limited to:
•those related to our operations, business and financial performance;
•our ability to obtain funding for our operations;
•our ability to maintain our listing on the NYSE;
•our ability to pay our debt;
•our ability to execute on our business strategy and grow demand for our products and our revenue; the potential impact on our costs;
•the potential severity, magnitude, and duration of the COVID-19 pandemic as it affects our business operations, global supply chains, financial results, and position and its effects on the U.S. and global economy;
•our expectation that our sales pipeline, defined as consisting of sales opportunities in various stages of our sales cycle prior to the receipt of a purchase order, will continue to scale;
•current market conditions and federal, state, and local laws, regulations, and government incentives;
•our expectations regarding the impact that government legislation and regulations will have on our business;
•the size and growth of the markets in which we operate;
•the mix of products utilized by our customers and our customers’ needs for these products;
•market acceptance of new product offerings and whether this will be a catalyst for others to purchase electric vehicles;
•our ability to deliver reliable products and technologies with capabilities, features, and specifications desired by current and potential customers;
•the potential benefits and advantages of our technology and products, and of electric vehicles more broadly;
•our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•the potential impact on our costs and demand for our products, the availability of financing, the expected delivery date and deployment timing for the new all-electric commercial vehicles;
•the design, features, specifications, capabilities, benefits and advantages of our products and technology, as well as of electric vehicles more broadly;
•our ability to effectively manage supply chain challenges and ensure delivery of critical parts necessary for manufacturing of our ZEVs;
•our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and

•the outcome of any known and unknown litigation, governmental programs and regulatory proceedings.
Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference into this prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.
You should read this prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.
USE OF PROCEEDS
All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.
Any proceeds received by us from the exercise of the Placement Warrants, Convertible Note Warrants or Public Warrants, or together the Warrants, will be used for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. These proceeds represent the exercise prices for the Warrants. Our management will have broad discretion over the use of proceeds from the exercise of these Warrants.
There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or warrants being offered for resale by this prospectus, which consists of:
•up to 4,985,000 Sponsor Shares;
•up to 243,479 Underwriter Shares;
•up to 650,000 Private Placement Shares;
•up to 15,000 Insider Shares;
•up to 37,991,035 Closing Shares;
•up to 2,500,000 PIPE Shares;
•up to 13,842,518 Earnout Shares;
•up to 670,108 Placement Warrants;
•up to 670,108 shares of Common Stock issuable upon exercise of the Placement Warrants;
•up to 8,695,634 Note Shares;
•up to 8,695,641 Convertible Note Warrants; and
•up to 8,695,641 shares of Common Stock issuable upon exercise of the Convertible Note Warrants.
The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees.
The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock and warrants of each selling securityholder, the number of shares of Common Stock and number of warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number		Number		Number		Number
	Beneficially	Number	Beneficially	Percent	Beneficially	Number	Beneficially	Percent
	Owned	Registered	Owned	Owned	Owned	Registered	Owned	Owned
	Prior to	for Sale	After	After	Prior to	for Sale	After	After
Name	Offering(1)(2)	Hereby	Offering	Offering(2)	Offering	Hereby	Offering	Offering(2)
Holders of Closing Shares, PIPE Shares and Earnout Shares
Timothy R. Reeser(3)	1,242,065	1,242,065	—	—	—	—	—	—
Aravaipa Venture Fund, LLC(4)	1,494,750	1,494,750	—	—	—	—	—	—
BP Technology Ventures Inc.(5)	29,564,148	29,564,148	—	—	—	—	—	—
Rosella Holdings, Ltd.(6)	14,801,362	14,801,362	—	—	—	—	—	—
AC Energy Technologies LLC(7)	2,136,944	2,136,944	—	—			—	—
Front Range Ventures LLC(8)	2,377,749	2,377,749	—	—	—	—	—	—
Cupola Infrastructure Income Fund, LLLP(9)	1,957,693	1,957,693	—	—	—	—	—	—
Robert Fenwick-Smith(10)	322,635	322,635	—	—	—	—	—	—
William Kelley(11)	436,207	436,207	—	—	—	—	—	—
Total Closing Shares, PIPE Shares and Earnout Shares	54,333,553	54,333,553	—	—	—	—	—	—
Holders of Sponsor Shares, Underwriters Shares, Private Placement Shares, Insider Shares and Placement Warrants
GigAcquisitions3, LLC(12)	4,985,000	4,985,000	—	—	—	—	—	—
Lynrock Lake Master Fund LP(13)	205,787	205,787	—	—	154,340	154,340	—	—
Glazer Enhanced Offshore Fund, Ltd.(14)	61,152	61,152	—	—	45,864	45,864	—	—
Glazer Enhanced Fund, LP(14)	27,867	27,867	—	—	20,900	20,900	—	—
Glazer Capital Management LP(14)	428	428	—	—	321	321	—	—
Highmark Limited in respect of its Segregated Account Highmark Multi-Strategy 2(14)	13,447	13,447	—	—	10,085	10,085	—	—
Irwin Silverberg	25,723	25,723	—	—	19,293	19,293	—	—
Jeffrey Bernstein	5,145	5,145	—	—	3,859	3,859	—	—
Greenhaven Road Capital Fund 1 LP(15)	34,172	34,172			25,629	25,629
Greenhaven Road Capital Fund 2 LP(15)	48,143	48,143	—	—	36,107	36,107	—	—
BlackPoint LT Partners, LLC Series Sponsor 1(16)	77,170	77,170	—	—	57,878	57,878	—	—
GreenTree(17)	10,289	10,289	—	—	7,717	7,717	—	—
Erik Thoresen	41,157	41,157	—	—	30,868	30,868	—	—
Rom Ventures 2004 Ltd.(18)	7,717	7,717	—	—	5,788	5,788	—	—
Ayal Itzkovitz	20,579	20,579	—	—	15,434	15,434	—	—
Benjamin Kwasnick	12,862	12,862	—	—	9,646	9,646	—	—
Richard Humphrey	12,862	12,862	—	—	9,646	9,646	—	—
Andrea Betti-Berutto	9,228	9,228	—	—	3,171	3,171	—	—
Don Errigo	4,228	4,228	—	—	3,171	3,171	—	—

Kobi Rosengarten	4,228	4,228	—	—	3,171	3,171	—	—
Schneider Family Trust(19)	2,114	2,114	—	—	1,585	1,585	—	—
Peter Wang	7,114	7,114	—	—	1,585	1,585	—	—
James and Kimberly Fanucchi Living Trust UTD November 12, 2007(20)	2,114	2,114	—	—	1,585	1,585	—	—
Joseph & Nancy Lazzara Family Trust(21)	1,689	1,689	—	—	1,267	1,267	—	—
Gil Frostig	1,057	1,057	—	—	793	793	—	—
Manjeet Bavage	1,057	1,057	—	—	793	793	—	—
Ram Ofir	1,057	1,057	—	—	793	793	—	—
Brad Weightman	6,057	6,057	—	—	793	793	—	—
John Mikulsky	1,057	1,057	—	—	793	793	—	—
Dr. Avi S. Katz(22)	17,550	17,550	—	—	13,163	13,163	—	—
Neil Miotto(23)	1,950	1,950	—	—	1,462	1,462	—	—
Nomura Securities International, Inc.	124,174	124,174	—	—	93,130	93,130	—	—
Oppenheimer & Co. Inc.	82,783	82,783	—	—	62,087	62,087	—	—
Odeon Capital Group LLC	36,522	36,522	—	—	27,391	27,391	—	—
Total Sponsor Shares, Underwriters Shares, Private Placement Shares, Insider Shares and Placement Warrants Holders of Note Shares and Convertible Note Warrants	5,893,479	5,893,479	—	—	670,108	670,108	—	—

Glazer Enhanced Fund, LP(14)	295,652	295,652	—	—	295,652	295,652	—	—
Glazer Enhanced Offshore Fund, Ltd.(14)	648,695	648,695	—	—	648,695	648,695	—	—
Highmark Limited, In Respect of Its Segregated Account, Highmark Multi-Strategy 2(14)	142,608	142,608	—	—	142,608	142,608	—	—
Moon Capital Partners Master Fund Ltd.(24)	85,652	85,652	—	—	85,652	85,652	—	—
Moon Capital Performance Plus Master Fund Ltd.(24)	1,304	1,304	—	—	1,304	1,304	—	—
Arbitrage Fund(25)	225,739	225,739	—	—	225,739	225,739	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number		Number		Number		Number
	Beneficially	Number	Beneficially	Percent	Beneficially	Number	Beneficially	Percent
	Owned	Registered	Owned	Owned	Owned	Registered	Owned	Owned
	Prior to	for Sale	After	After	Prior to	for Sale	After	After
Name	Offering(1)(2)	Hereby	Offering	Offering(2)	Offering	Hereby	Offering	Offering(2)

Water Island Event-Driven Fund (25)	35,043	35,043	—	—	35,043	35,043	—	—
Water Island Credit Opportunities Fund (25)	53,913	53,913	—	—	53,913	53,913	—	—
Water Island Long/Short Fund (25)	3,391	3,391	—	—	3,391	3,391	—	—
PartnerSelect Alternative Strategies Fund(25)	92,173	92,173	—	—	92,173	92,173	—	—
Morningstar Alternatives Fund(25)	10,521	10,521	—	—	10,521	10,521	—	—

Water Island Merger Arbitrage Institutional Commingled Fund, LP(25)	19,478	19,478	—	—	19,478	19,478	—	—
Water Island LevArb Fund, LP(25)	11,913	11,913	—	—	11,913	11,913	—	—
Empery Asset Master, LTD(26)	228,782	228,782	—	—	228,782	228,782	—	—
Empery Tax Efficient, LP(27)	55,304	55,304	—	—	55,304	55,304	—	—
Empery Tax Efficient III, LP(28)	98,521	98,521	—	—	98,521	98,521	—	—
Empery Debt Opportunity Fund, LP(29)	313,043	313,043	—	—	313,043	313,043	—	—
Peridian Fund, L.P.(30)	217,391	217,391	—	—	217,391	217,391	—	—
Altium Growth Fund, LP(31)	652,173	652,173	—	—	652,173	652,173	—	—
Tech Opportunities LLC(32)	1,212,260	1,212,260	—	—	1,212,260	1,212,260	—	—
Hudson Bay Capital Structure Opportunities Master Fund Ltd.(33)	92,086	92,086	—	—	92,086	92,086	—	—
LMR Master Fund Limited(34)	869,565	869,565	—	—	869,565	869,565	—	—
D. E. Shaw Valence Portfolios, L.L.C.(35)	434,782	434,782	—	—	434,782	434,782	—	—
Hartford Growth Fund(36)	869,565	869,565	—	—	869,565	869,565	—	—
ARL BlackRock Capital Allocation Strategy Arch Reinsurance (ARL-EQ)(37)	7,913	7,913	—	—	7,913	7,913	—	—
BlackRock Capital Allocation Trust (BCAT)(37)	82,173	82,173	—	—	82,174	82,174	—	—
BlackRock Global Long Short Credit Fund of BlackRock Funds IV (BR-GC)(37)	17,391	17,391	—	—	17,391	17,391	—	—
BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds IV (BR-SIP)(37)	375,043	375,043	—	—	375,043	375,043	—	—
BlackRock Global Allocation Fund (BR_GAF)(37)	292,347	292,347	—	—	292,348	292,348	—	—
BlackRock Global Allocation Collective Fund (BTC-GAF)(37)	28,695	28,695	—	—	28,696	28,696	—	—
BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc (BVA_GA)(37)	2,347	2,347	—	—	2,348	2,348	—	—
BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc. (BVA_GAVI)(37)	98,869	98,869	—	—	98,870	98,870	—	—
BGF Global Allocation Fund (GAEUS)(37)	178,086	178,086	—	—	178,087	178,087	—	—
BlackRock Global Allocation Fund (Australia) (GALF56)(37)	5,217	5,217	—	—	5,217	5,217	—	—
Master Total Return Portfolio of Master Bond LLC (MF-BOND)(37)	216,260	216,260	—	—	216,261	216,261	—	—
Schonfeld Strategic 460 Fund LLC(38)	521,739	521,739	—	—	521,739	521,739	—	—
BBR Fixed Income Opportunity Fund, LP(39)	200,000	200,000	—	—	200,000	200,000	—	—

Total Note Shares and Convertible Note Warrants	8,695,634	8,695,634	—	—	8,695,641	8,695,641	—	—
Shares underlying Public Warrants	14,999,970	14,999,970	—	—	—	—	—	—

*Less than 1%.

(1) Includes Closing Shares, PIPE Shares, Earnout Shares, Sponsor Shares, Underwriters Shares, Private Placement Shares, Insider Shares, Note Shares, Placement Warrants and shares of common stock issuable upon exercise of the Placement Warrants, Convertible Note Warrants and the Public Warrants.

(2) The securities registered for sale include the Closing Shares, PIPE Shares, Earnout Shares, Sponsor Shares, Underwriters Shares, Private Placement Shares, Insider Shares, Note Shares, Placement Warrants and the common stock underlying the Placement Warrants, Convertible Note Warrants and the Public Warrants (together, the “Resale Securities”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all. The selling securityholders may sell any or all of the Resale Securities included in and offered by this prospectus. We cannot estimate the number of Resale Securities that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Securities will have been sold by the selling securityholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 123,622,278 shares of common stock outstanding, assuming the exercise of all currently outstanding warrants, the conversion of the Convertible Notes and the issuance of the Earnout Shares and the sale of all Resale Securities by the selling securityholders.

(3) Timothy R. Reeser is the Chief Executive Officer, President and a director of the Company.

(4) Aravaipa Venture Fund, LLC is affiliated with Robert Fenwick-Smith, who is the Chairperson of the Board of Directors of Lightning eMotors. Mr. Fenwick-Smith is a co-founding partner and member of Aravaipa Venture Fund, LLC and the managing member of Aravaipa Ventures, LLC and may be deemed to beneficially own the shares held by Aravaipa Venture Fund, LLC. Mr. Fenwick-Smith disclaims beneficial ownership of the shares held by Aravaipa Venture Fund except to the extent of his pecuniary interest therein. Voting and investment power over the shares held resides with Mr. Fenwick-Smith. The address for Aravaipa Venture Fund is 319 Foxtail Court, Boulder, CO 80305.

(5) BP Technology Ventures, Inc. is an investment holding vehicle incorporated in Guernsey. BP Technology Ventures, Inc. is owned 100% by BP Corporation North America Inc., which is owned 100% by BP America Inc., which is owned 100% by BP America Ltd., which is owned 100% by BP Holdings North America Ltd., which is owned 100% by BP P.L.C. Dr. Meghan Sharp, who was affiliated with BP Technology Ventures, Inc., served as a director of Lightning eMotors until February 7, 2022. The address for BP Technology Ventures Inc. is 501 Westlake Park Blvd., Houston, TX 77079.

(6) Rosella Holdings Limited is an investment holding vehicle incorporated in Guernsey. The shareholders and members of the board of directors of Rosella Holdings Limited are International Company Management Limited and Portman Welbeck Limited, both of which are wholly owned by the administrator Rawlinson and Hunter Limited and hold their interest in Rosella Holdings Limited as nominees for the Trustees of three Guernsey discretionary trusts each of which beneficially own one third of Rosella Holdings Limited. In addition, Rosella Holdings Limited owns an indirect and non-controlling interest in Aravaipa Ventures. The address for Rosella Holdings Ltd. is Trafalgar Court, 3rd Floor, West Wing, Les Banques, St. Peter Port, Guernsey, GYI 2JA.

(7) Voting and investment power over the shares held by AC Energy Technologies resides with its sole manager, Andrew Coors. The address of AC Energy Technologies LLC is c/o Steelhead Composites, 500 Corporate Circle, Suite O, Golden, CO 80401.

(8) Voting and investment power over the shares held by Front Range Ventures LLC resides with Bohemian Asset Management Inc. The address of Front Range Ventures LLC is c/o First Western Trust, 2020 E. Grand Avenue, Suite 240, Laramie, WY 82070.

(9) Voting and investment power over the shares held by Cupola Infrastructure Income Fund, LLLP resides with each of Micheal D. Bergmann and Earl L. Wright. The address of Cupola Infrastructure Income Fund, LLLP is c/o AMG National Trust Bank, 6295 Greenwood Plaza Blvd, Greenwood Village, CO 80111.

(10) Robert Fenwick-Smith is the Chairperson of the Board of Directors of Lightning eMotors.

(11) William Kelley was our former chief technology officer and chief operating officer.

(12) GigAcquisitions3, LLC is affiliated with Dr. Avi S. Katz, the Co-Chairman of the Board of Directors of Lightning eMotors until October 7, 2021, and the manager of the Sponsor. The shares held by the Sponsor are beneficially owned by Dr. Katz, who has sole voting and dispositive power over the shares. The address for GigAcquisitions3, LLC is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303.

(13) Lynrock Lake LP, the authorized agent of Lynrock Lake Master Fund LP (“Lynrock Lake Master”), has discretionary authority to vote and dispose of the shares held by Lynrock Lake Master and may be deemed to be the beneficial owner of these shares. Cynthia Paul, in her capacity as Chief Investment Officer of Lynrock Lake LP, may be deemed to have investment discretion and voting power over the shares held by Lynrock Lake Master. Lynrock Lake Master and Ms. Paul disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is 2 International Drive, Suite 130, Rye Brook, NY 10473.

(14) Shares offered hereby consist of 27,867 Private Placement Shares, 20,900 Placement Warrants, 295,652 Note Shares and 295,652 Convertible Note Warrants held by Glazer Enhanced Fund, L.P., 428 Private Placement Shares and 321 Placement Warrants held by Glazer Capital Management L.P., 61,152 Private Placement Shares, 45,864 Placement Warrants, 648,695 Note Shares and 648,695 Convertible Note Warrants held by Glazer Enhanced Offshore Fund, Ltd, and 13,447 Private Placement Shares, 10,085 Placement Warrants, 142,608 Note Shares and 142,608 Convertible Note Warrants held by Highmark Limited, In Respect of Its Segregated Account, Highmark Multi-Strategy 2. Voting and investment power over the shares held by such entities resides with their investment manager, Glazer Capital, LLC (“Glazer Capital”). Mr. Paul J. Glazer (“Mr. Glazer”), serves as the Managing Member of Glazer Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Glazer, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is c/o Glazer Capital, LLC, 250 West 55th Street, Suite 30A, New York, New York 10019.

(15) Greenhaven Road Investment Management, LP, the authorized agent of Greenhaven Road Capital Fund 1, LP (“Fund 1”) and Greenhaven Road Capital Fund 2, LP (“Fund 2”), has discretionary authority to vote and dispose of the shares held by Fund 1 and Fund 2 and may be deemed to be the beneficial owner of these shares. Scott Stewart Miller, in his capacity as investment managers of Greenhaven Road Investment Management, LP, may be deemed to have investment discretion and voting power over the shares held by Fund 1 and Fund 2. Fund 1, Fund 2, and Mr. Miller disclaims any beneficial ownership of these shares. The address of the foregoing individuals and entities is 8 Sound Shore Drive, Suite 190, Greenwich, CT 06830.

(16) SkyView Investment Advisors, LLC, the authorized agent of BlackPoint Select Alternatives Fund, LLC, Series A, has discretionary authority to vote and dispose of the shares held by Blackpoint Select Alternatives Fund, LLC, Series A and may be deemed to be the beneficial owner of these shares. William Carroll and Chris Turi, in their capacity as investment managers of SkyView Investment Advisors, LLC, may be deemed to have investment discretion and voting power over the shares held by Blackpoint Select Alternatives Fund, LLC, Series A. Blackpoint Select Alternatives Fund, LLC, Series A, Mr. Carroll and Mr. Turi disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is 595 Shrewsbury Ave, Suite 203, Shresbury, NJ 07702.

(17) Greentree Financial Group, Inc., the authorized agent of GreenTree, has discretionary authority to vote and dispose of the shares held by GreenTree and may be deemed to be the beneficial owner of these shares. Chris Cottone, in his capacity as investment manager of Greentree Financial Group, Inc., may be deemed to have investment discretion and voting power over the shares held by Greentree. GreenTree and Mr. Cottone disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is 7951 S.W. 6th Street, Suite 216, Plantation, Florida 33324.

(18) Pitango Venture Capital, the authorized agent of Rom Ventures 2004 Ltd, has discretionary authority to vote and dispose of the shares held by Rom Ventures 2004 Ltd and may be deemed to be the beneficial owner of these shares. Isaac Hillel, in his capacity as investment manager of Pitango Venture Capital, Inc., may be deemed to have investment discretion and voting power over the shares held by Rom Ventures 2004 Ltd. Rom Ventures 2004 Ltd and Mr. Hillel disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is 22 Zamir St., Caesarea, Israel.

(19) Frank Schneider, in his capacity as trustee of the Schneider Family Trust, may be deemed to have investment discretion and voting power over the shares held by Schneider Family Trust. The address of the Schneider Family Trust is 13291 Pierce Road, Saratoga, CA 95070.

(20) James Fanucchi, in his capacity as trustee of the James and Kimberly Fanucchi Living Trust, may be deemed to have investment discretion and voting power over the shares held by the James and Kimberly Fanucchi Living Trust. The address of the James and Kimberly Fanucchi Living Trust is 12123 Brooklyn Dr, Saratoga, CA 95070.

(21) Joseph J. Lazzara, in his capacity as trustee of the Joseph & Nancy Lazzara Family Trust, may be deemed to have investment discretion and voting power over the shares held by the Joseph & Nancy Lazzara Family Trust. The address of the Joseph & Nancy Lazzara Family Trust is 1406 Saint Kitty Lane, Foster City CA 94404.

(22) Dr. Avi Katz served as the Co-Chairman of the Board of Directors of the Company until October 7, 2021.

(23) Neil Miotto served as a director of the Company until October 7, 2021.

(24) Shares offered hereby consist of 85,652 Note Shares and 85,652 Convertible Note Warrants held by Moon Capital Partners Master Fund Ltd. and 1,304 Note Shares and 1,304 Convertible Note Warrants held by Moon Capital Performance Plus Master Fund Ltd. Voting and investment power over the shares held by such entities resides with their investment manager, Moon Capital Management LP. John W. Moon is the Chief Executive Officer of Moon Capital Management LP. and may be deemed to be the beneficial owner of the shares held by such entities. John W. Moon, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is c/o 499 Park Avenue, 8th Floor, New York, NY 10022.

(25) Shares offered hereby consist of 225,739 Note Shares and 225,739 Convertible Note Warrants held by Arbitrage Fund, 35,043 Note Shares and 35,043 Convertible Note Warrants held by Water Island Event-Driven Fund, 53,913 Note Shares and 53,913 Convertible Note Warrants held by Water Island Credit Opportunities Fund, 3,391 Note Shares and 3,391 Convertible Note Warrants held by Water Island Long/Short Fund, 92,173 Note Shares and 92,173 Convertible Note Warrants held by PartnerSelect Alternative Strategies Fund, 10,521 Note Shares and 10,521 Convertible Note Warrants held by Morningstar Alternatives Fund, 19,478 Note Shares and 19,478 Convertible Note Warrants held by Water Island Merger Arbitrage Institutional Commingled Fund, LP, and 11,913 Note Shares and 11,913 Convertible Note Warrants held by Water Island LevArb Fund, LP. Voting and investment power over the shares held by such entities resides with their investment manager, Water Island Capital, LLC . John Orrico is the Chief Investment Officer of Water Island Capital, LLC and may be deemed to be the beneficial owner of the shares held by such entities. John Orrico, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is 41 Madison Ave, 42nd Floor, New York NY 10010.

(26) Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(27) Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(28) Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(29) Empery Asset Management LP, the authorized agent of Empery Debt Opportunity Fund, LP (“EDOF”), has discretionary authority to vote and dispose of the shares held by EDOF and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EDOF. EDOF, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of the foregoing individuals and entities is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(30) Shares offered hereby consist of 217,391 Note Shares and 217,391 Convertible Note Warrants held by Peridian Fund, L.P (“Peridian”). Voting and investment power over the shares held by Peridian resides with its investment manager, Periscope Capital Inc. Jamie Wise is the Chief Executive Officer of Periscope Capital Inc. and may be

deemed to be the beneficial owner of the shares held by Peridian. Jamie Wise and Periscope Capital Inc., however, disclaim any beneficial ownership of the shares held by Peridian. The address of the foregoing individual and entities is c/o 333 Bay Street, Suite 1240, Toronto, ON, M5H 2R2.

(31) Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(32) Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of the foregoing individuals and entities is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(33) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Capital Structure Opportunities Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Capital Structure Opportunities Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of the foregoing individuals and entities is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(34) LMR Partners LLP has voting and investment power over these securities. The address of LMR Partners LLP is 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom.

(35) Shares offered hereby consist of 434,782 Note Shares and 434,782 Convertible Note Warrants held by D. E. Shaw Valence Portfolios, L.L.C. (such Note Shares and Convertible Note Warrants collectively, the “Subject Shares”). D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The address for all named entities and persons is c/o D. E. Shaw & Co., L.P., 1166 Avenue of Americas, 9th Floor, New York, NY 10036.

(36) Voting and investment power over the shares held by such entity resides with their investment manager, Hartford Growth Fund Limited. Steven Clark, director of the Hartford Growth Fund Limited, may be deemed to be the beneficial owner of the shares held by such entities. Steven Clark, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Grand Cayman, KY1-9009, Camana Bay.

(37) The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Master Total Return Portfolio of Master Bond LLC; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Capital Allocation Trust; ARL BlackRock Capital Allocation Strategy Arch Reinsurance Ltd.; BlackRock Global Allocation Fund, Inc.; BlackRock Global Funds – Global Allocation Fund; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Fund (Australia); and BlackRock Global Allocation Collective Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(38) Schonfeld Strategic Advisors LLC is a registered investment advisor and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purposes. The address of the foregoing entities is 460 Park Ave., Fl. 19, New York, NY 10022.

(39) Longfellow Investment Management Co., LLC, the investment advisor of BBR Fixed Income Opportunity Fund, LP, is deemed to have investment discretion and voting control over these securities. The address of the foregoing entities is 125 High Street, Suite 832, Boston, MA 02110.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling warrants, shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•distribution to members, limited partners or stockholders of Selling Securityholders;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Securityholders also may transfer the warrants or shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our warrants, shares of common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or shares of common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the warrants or common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of the warrants or common stock offered by them will be the purchase price of the warrants or common stock less discounts or commissions, if any. Each of the

Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable common stock or warrants pursuant to the distribution through the registration statement.
To the extent required, the warrants or shares of our common stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the warrants or common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.
DESCRIPTION OF SECURITIES
The following summary describes our capital stock and certain provisions of our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and of the General Corporation Law of the State of Delaware, or the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information; Incorporation of Certain Information by Reference.”
General
Pursuant to our Second Amended and Restated Certificate of Incorporation, we are authorized to issue 250,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of March 22, 2023, 113,048,953 shares of common stock are outstanding. No shares of preferred stock are currently outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
Common stockholders of record are entitled to one vote for each share held on all properly submitted matters to a vote of the stockholders on which the common stockholders are entitled to vote. Unless specified in our Second Amended and Restated Certificate of Incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.
Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Lightning eMotors, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.
Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.
Preferred Stock
As of March 22, 2023, there are no shares of preferred stock outstanding. Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be within the discretion of our board of directors and will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Warrants
As of March 22, 2023, there are 24,365,719 warrants outstanding, of which 14,999,970 are public warrants, 8,695,641 are Convertible Note Warrants and 670,108 are Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. Only whole warrants are exercisable. The public warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of the IPO, or earlier upon redemption.
No public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of common stock issuable upon exercise of the public warrants is not effective at any time, warrant holders may, during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.
The private placement warrants are identical to the public warrants except that such private placement warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Sponsor or its affiliates.
We may redeem the outstanding warrants (excluding the private placement warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and
•if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Amended and Restated Warrant

Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws
Our Second Amended and Restated Certificate of Incorporation provides that our board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board of directors only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because the board of directors will be classified, directors may be removed only with cause by a majority of the voting power of all our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special Meeting of Stockholders; Action by Written Consent
Our Second Amended and Restated Certificate of Incorporation provides that special meetings of our stockholders may be called only by the chairman of the board of directors, our Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the board of directors. Stockholders of Lightning eMotors are not eligible and have no right to call a special meeting.
Additionally, our Second Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by Lightning eMotors’ Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. Our Second Amended and Restated Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Choice of Forum
Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder, including a beneficial owner, to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any officer, director, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although our Second Amended and Restated Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an interested stockholder;
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:
•our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Limitation on Liability and Indemnification of Directors and Officers
Our Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
Delaware law and our Second Amended and Restated Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Registration Rights Agreement
On May 13, 2020, we entered into a Registration Rights Agreement with the Sponsor, the Underwriters and Insiders. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.
PIPE Subscription Agreement
Under the terms of the PIPE Subscription Agreement, we have filed the PIPE Resale Registration Statement registering for resale under the Securities Act all of the PIPE Shares acquired by the Subscribers by the PIPE Resale Registration Filing Deadline. We will use our commercially reasonable efforts to maintain the continuous effectiveness of the PIPE Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such PIPE Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the PIPE Shares may be resold without volume or manner of sale limitations pursuant to Rule , (ii) the date on which such PIPE Shares have actually been sold and (iii) the date which is two years after the Closing.
Notwithstanding anything to the contrary in the PIPE Subscription Agreement, we shall be entitled, from time to time, to require the PIPE Investor not to sell under the PIPE Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by us or our subsidiaries is pending or an event has occurred, which negotiation, consummation or event, our Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by us in the PIPE Resale Registration Statement of material information that we have a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Resale Registration Statement would be expected, in the reasonable determination of our Board, upon the advice of legal counsel, to cause the PIPE Resale Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that we may not delay or suspend the PIPE Resale Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period.
Convertible Note Subscription Agreements
We registered the shares issuable upon conversion of the Convertible Notes and the exercise of the Convertible Note Warrants, as well as the resale of the Convertible Note Warrants. We will use our commercially reasonable efforts to maintain the continuous effectiveness of the Convertible Note Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Convertible Note Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Convertible Note Registrable Securities, until the earliest of (i) the date on which the Convertible Note Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Convertible Note Registrable Securities have actually been sold and (iii) the date which is three years after the Closing.
Notwithstanding anything to the contrary in the Convertible Note Subscription Agreements, we shall be entitled, from time to time, to require any Note Investor not to sell under the Convertible Note Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by us or our subsidiaries is pending or an event has occurred, which negotiation, consummation or event, our Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by us in the Convertible Note Resale Registration Statement of material information that we have a bona fide business purpose for keeping confidential and the non-disclosure of which in the Convertible Note Resale Registration Statement would be expected, in the reasonable determination of our Board, upon the advice of legal counsel, to cause the Convertible Note Resale Registration Statement to fail to comply with applicable disclosure requirements.

Registration Rights and Lock-up Agreement
In connection with the closing of the Business Combination, we and certain of our stockholders (the “Holders”) entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the Registration Rights and Lock-up Agreement, we filed a registration statement to register the resale of certain shares of Common Stock held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-up Agreement and subject to certain requirements and customary conditions, including with us regarding the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that we file a registration statement on Form S-1 or Form S-3 to register certain shares of common stock held by such Holders. The Registration Rights and Lock-up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-up Agreement further provides that, subject to certain exceptions, each of the Holders will not Transfer any shares of common stock beneficially owned or owned of record by such the Holders until the earlier of (i) 180 days after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the last sale price of the common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of our Board, such lock-up period may end earlier than as provided therein upon written notice to the Holders. This lock-up period ended on November 2, 2021, 180 days after the Closing of the Business Combination.
Amended and Restated Warrant Agreement
Pursuant to the terms of the Amended and Restated Warrant Agreement, and consistent with what is provided for in the Warrant Agreement with regard to the public warrants, we filed with the SEC the Warrant Shares Registration Statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, which became effective in July 2021. We shall use our best efforts to maintain the effectiveness of such Warrant Shares Registration Statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. In connection with the “cashless exercise” of a public warrant or a Convertible Note Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for Lightning eMotors (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the warrants on a cashless basis is not required to be registered under the Securities Act and (ii) the shares of common stock issued upon such exercise shall be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend.
Listing
Our common stock is listed on the NYSE under the symbol “ZEV.” Our public warrants are listed on the NYSE under the symbol "ZEV.WS."

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby were passed upon for us by DLA Piper LLP (US). Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits thereto. For more information regarding us and the shares of our common stock offered by this prospectus, we refer you to the full registration statement, including the exhibits filed therewith. This prospectus summarizes certain provisions of certain contracts and other documents filed as exhibits to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
You may access our SEC filings, including this registration statement, at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act and file reports, proxy statements, and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website referred to above. We also maintain a website at www.lightningemotors.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8–K:
•our annual report on Form 10–K for the fiscal year ended December 31, 2022, filed with the SEC on March 13, 2023;
•our current reports on Form 8–K filed on January 25, 2023, February 10, 2023, March 13, 2023;
•our definitive proxy statement on Schedule 14A, filed with the SEC on June 14, 2022; and
•the description of the common stock contained in our registration statement on Form 8-A (File No. 001-39283), filed with the SEC on May 4, 2020, pursuant to Section 12 of the Exchange Act, as updated by Exhibit 4.3 of our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 30, 2022.
In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Copies of the documents incorporated herein by reference may be obtained on our website at www.lightningemotors.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available on the SEC’s website at http://www.sec.gov.
We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.
Please make your request by writing or telephoning us at the following address or telephone number:
Lightning eMotors, Inc.
815 14th Street SW, Suite A100
Loveland, Colorado 80537
1-800-223-0740
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

93,288,385 Shares of Common Stock
9,365,749 Warrants to Purchase Common Stock

PROSPECTUS

The date of this prospectus is            , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth all fees and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount Paid or to be Paid
SEC Registration	$100,322
Legal fees and expenses	$125,000
Accounting fees and expenses	$62,500
Transfer agent and registrar fees and expenses	$10,000
Miscellaneous fees and expenses	$25,000
Total	$322,822
Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
Our Second Amended and Restated Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and our controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
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ITEM 16. EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement*
3.1
Second Amended and Restated Certificate of Incorporation of Lightning eMotors, Inc. (incorporated by reference to Exhibit 3.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

3.2	Amended and Restated Bylaws of Lightning eMotors, Inc. (incorporated by reference to Exhibit 3.2 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 333-257237) filed with the SEC on June 21, 2021)
4.2
Amended and Restated Warrant Agreement, dated May 6, 2021, by and between GigCapital3, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 10.4 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

4.3
Indenture dated May 6, 2021, by and between Lightning eMotors, Inc. and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (incorporated by reference to Exhibit 10.3 filed on the Company’s Current Report on Form 8-K, filed by the Company on May 12, 2021)

5.1	Opinion of DLA Piper LLP (US) (incorporated by reference to Exhibit 5.1 of the Company's Registration Statement on Form S-1 (File No. 333-257237) filed with the SEC on June 21, 2021)
23.1	Consent of Grant Thornton LLP
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page to the Company's Registration Statement on Form S-1 (File No. 333-257237) filed with the SEC on June 21, 2021)
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ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned
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registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Loveland, Colorado, on this March 24, 2023.

LIGHTNING EMOTORS, INC.

By: /s/ Timothy Reeser
Name: Timothy Reeser
Title: Chief Executive Officer and President
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy Reeser	Chief Executive Officer, President and Director
Timothy Reeser	(Principal Executive Officer)	March 24, 2023

/s/ David Agatston	Chief Financial Officer
David Agatston	(Principal Financial and Accounting Officer)	March 24, 2023

/s/ Robert Fenwick-Smith	Chairman of the Board of Directors
Robert Fenwick-Smith		March 24, 2023

/s/ Bruce Coventry	Director
Bruce Coventry		March 24, 2023

/s/ Kenneth Jack	Director
Kenneth Jack		March 24, 2023

/s/ Thaddeus Senko	Director
Thaddeus Senko		March 24, 2023

/s/ Diana Tremblay	Director
Diana Tremblay		March 24, 2023

/s/ Wanda Jackson-Davis	Director
Wanda Jackson-Davis		March 24, 2023
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